EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 5, 2025, is by and among MAK Capital Fund LP , MAK Capital One L.L.C. and Michael A. Kaufman (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to the Shares, $0.01 par value, of Heidrick & Struggles International, Inc., beneficially owned by it from time to time. Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Filers hereby agree to be responsible for the timely filing of the Schedule 13D and any amendments thereto on behalf of the Filers, and for the completeness and accuracy of the information concerning itself contained therein. Each of the Filers hereby further agree to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon five days prior written notice or such lesser period of notice as the Filers may mutually agree.

MAK CAPITAL FUND LP

By:	MAK GP LLC, general partner

By:	/s/ Michael A. Kaufman
Michael A. Kaufman,
Managing Member

MAK CAPITAL ONE L.L.C.

By:	/s/ Michael A. Kaufman
Michael A. Kaufman,
Managing Member

/s/ Michael A. Kaufman
MICHAEL A. KAUFMAN